EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CERES, INC.

Ceres, Inc. (the "Corporation") was incorporated under and by virtue of the General Corporation Law of the State of Delaware on March 29, 1996.

The Corporation DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Ceres, Inc. This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation filed on February 27, 2012, and was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND: That Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the existing Section 1 and replacing it in its entirety with the following:

"Section 1. Authorized Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000), of which (i) Two Hundred Forty Million (240,000,000) shares shall be designated as common stock, par value $0.01 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, par value $0.01 per share (the "Preferred Stock")."

IN WITNESS WHEREOF, the undersigned hereby signs this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on this 11th day of March 2014.

CERES, INC.

By:	/s/ Richard Hamilton
Name:	Richard W. Hamilton, Ph.D.
Title:	President and Chief Executive Officer

By:	/s/ Wilfriede van Assche
Name:	Wilfriede van Assche
Title:	Secretary